Exhibit 99.1

BED BATH & BEYOND INC. ANNOUNCES

FISCAL THIRD QUARTER 2007 RESULTS

•                  Quarterly Net Earnings Increase to $.52 Per Diluted Share

•                  Quarterly Net Sales Increase by 10.8%

•                  Quarterly Comparable Store Sales Increase by 0.8%

•                  Estimates Earnings Per Diluted Share of $.64 to $.67 for Fourth Quarter Ending March 1, 2008

•                  Opens First Bed Bath & Beyond Store in Canada

UNION, New Jersey, January 3, 2008 --- Bed Bath & Beyond Inc. today reported net earnings of $.52 per diluted share ($138.2 million) in the fiscal third quarter ended December 1, 2007, compared with net earnings of $.50 per diluted share ($142.4 million) in the same quarter a year ago.  Net earnings in this year’s third quarter included a net $8.0 million benefit due to the favorable resolution of discrete tax items required to be recorded in the quarter.  Net sales for the fiscal third quarter of 2007 were approximately $1.795 billion, an increase of approximately 10.8% from net sales of approximately $1.619 billion reported in the fiscal third quarter of 2006.  Comparable store sales in the fiscal third quarter of 2007 grew by approximately 0.8%, compared with an increase of approximately 4.6% in last year’s fiscal third quarter.

During the fiscal third quarter of 2007, the Company repurchased approximately 3.2 million shares of its common stock for an aggregate cost of approximately $103 million. Through December 1, 2007, including repurchases made during its fiscal third quarter, the Company repurchased approximately 24.5 million shares, for an aggregate cost of approximately $929 million, under the $1 billion share repurchase program authorized in December 2006.

For the fiscal nine months ended December 1, 2007, the Company reported net earnings of $1.44 per diluted share ($389.9 million), compared with net earnings of $1.36 per diluted share ($388.4 million) in the corresponding period a year ago.  Net sales for the fiscal nine months of 2007 were approximately $5.116 billion, an increase of approximately 10.7% from net sales of approximately $4.622 billion reported in the corresponding period a year ago.  Comparable store sales for the fiscal nine months increased by approximately 1.5%, compared with an increase of approximately 4.8% in last year’s fiscal nine months.

For the fiscal fourth quarter of 2007, ending March 1, 2008, the Company estimates it will earn approximately $.64 to $.67 per diluted share based, in part, upon a projected flat comparable store sales percentage for the quarter.  This would bring the Company’s full year earnings estimate to a range from approximately $2.08 to $2.11 per diluted share.  The fiscal 2007 fourth quarter and full year have one less week than last year’s corresponding periods, as fiscal 2006 was a fifty-three week year.

As of December 1, 2007, the Company operated a total of 946 stores, including 859 Bed Bath & Beyond stores (28 of which were opened during the fiscal third quarter) in 49 states, the District of Columbia and Puerto Rico.  Also as of that date, buybuy BABY operated 8 stores in 4 states and Harmon operated 40 stores in 3 states (1 of which was opened during the fiscal third quarter) under the names Harmon and Harmon Face Values.  In addition, Christmas Tree Shops operated 39 stores in 10 states (3 of which were opened during the fiscal third quarter).  Consolidated store space as of December 1, 2007 was approximately 29.5 million square feet. Since the beginning of the fiscal fourth quarter on December 2, 2007, 2 additional Bed Bath & Beyond stores, including the Company’s first store in Canada, have been opened.

*     *     *     *     *     *     *     *

Bed Bath & Beyond Inc. and subsidiaries (the “Company”) is a chain of retail stores, operating under the names of Bed Bath & Beyond, Christmas Tree Shops, Harmon, Harmon Face Values and buybuy BABY.  The Company sells a wide assortment of merchandise principally including domestics merchandise and home furnishings as well as food, giftware, health and beauty care items and infant and toddler merchandise.  Shares of Bed Bath & Beyond Inc. are traded on NASDAQ under the symbol “BBBY” and are included in the Standard and Poor’s 500 and Global 1200 Indices and the NASDAQ-100 Index.  The Company is counted among the Fortune 500 and the Forbes 2000.

This press release may contain forward-looking statements.  Many of these forward-looking statements can be identified by use of words such as may, will, expect, anticipate, estimate, assume, continue, project, plan, and similar words and phrases.  The Company’s actual results and future financial condition may differ materially from those expressed in any such forward-looking statements as a result of many factors that may be outside the Company’s control.  Such factors include, without limitation: changes in the retailing environment and consumer preferences and spending habits; demographics and other macroeconomic factors that may impact the level of spending for the types of merchandise sold by the Company; general economic conditions; unusual weather patterns; competition from existing and potential competitors; competition from other channels of distribution; pricing pressures; the cost of labor, merchandise and other costs and expenses; the ability to find suitable locations at acceptable occupancy costs to support the Company’s expansion program; and matters arising out of or related to the Company’s stock option grants and procedures and related matters, including the outcome of the informal inquiry commenced by the SEC, the possibility that the SEC may not agree with all of the special committee’s findings and recommendations and may require additional or different remediation, any other proceedings which may be brought against the Company by the SEC or other governmental agencies, any tax implications relating to the Company’s stock option grants, the outcome of the shareholder derivative actions filed against certain of the Company’s officers and directors, and the possibility of other private litigation relating to such stock option grants and related matters. The Company does not undertake any obligation to update its forward-looking statements.

The United States Attorney’s Office for the District of New Jersey has concluded its inquiry with respect to matters arising out of and related to the Company’s historical stock option grants and procedures and related matters and has indicated it will take no further action related to this matter.

INVESTOR CONTACTS (at 908-688-0888):

Ronald Curwin                                                              Ext:  4550

Kenneth C. Frankel                                    Ext:  4554

Lisa S. Kaplowitz                                                  Ext:  4083

(Tables Follow)

BED BATH & BEYOND INC. AND SUBSIDIARIES

Consolidated Statements of Earnings

(in thousands, except per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	December 1,	November 25,	December 1,	November 25,
	2007	2006	2007	2006
Net sales	$1,794,747	$1,619,240	$5,115,756	$4,622,442
Cost of sales	1,046,881	915,167	2,989,623	2,650,022
Gross profit	747,866	704,073	2,126,133	1,972,420
Selling, general and administrative expenses	544,714	492,939	1,547,553	1,392,914
Operating profit	203,152	211,134	578,580	579,506
Interest income	4,968	10,643	21,575	30,230
Earnings before provision for income taxes	208,120	221,777	600,155	609,736
Provision for income taxes	69,888	79,341	210,268	221,334
Net earnings	$138,232	$142,436	$389,887	$388,402

Net earnings per share - Basic	$0.53	$0.51	$1.46	$1.38
Net earnings per share - Diluted	$0.52	$0.50	$1.44	$1.36

Weighted average shares outstanding - Basic	261,588	281,097	267,074	280,629
Weighted average shares outstanding - Diluted	265,006	285,664	270,929	285,112

BED BATH & BEYOND INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands, unaudited)

	December 1,	November 25,
	2007	2006 (1)
Assets

Current assets:
Cash and cash equivalents	$190,433	$300,324
Short term investment securities	186,797	517,230
Merchandise inventories	1,797,784	1,639,355
Other current assets	314,800	203,582

Total current assets	2,489,814	2,660,491

Long term investment securities	128	232,820
Property and equipment, net	1,064,081	878,006
Other assets	309,869	217,611
	$3,863,892	$3,988,928

Liabilities and Shareholders’ Equity

Current liabilities:
Accounts payable	$680,716	$668,727
Accrued expenses and other current liabilities	263,231	262,464
Merchandise credit and gift card liabilities	156,789	125,385
Current income taxes payable	15,668	70,635

Total current liabilities	1,116,404	1,127,211

Deferred rent and other liabilities	187,588	167,736
Income taxes payable	86,365	—

Total liabilities	1,390,357	1,294,947

Total shareholders’ equity	2,473,535	2,693,981

	$3,863,892	$3,988,928

(1)           Restated for the implementation of Staff Accounting Bulletin No. 108.

BED BATH & BEYOND INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(in thousands, unaudited)

	Nine Months Ended
	December 1,	November 25,
	2007	2006
Cash Flows from Operating Activities:

Net earnings	$389,887	$388,402
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	116,284	95,634
Amortization of bond premium	1,446	2,774
Stock-based compensation	31,233	43,085
Excess tax benefit from stock-based compensation	1,363	3,773
Deferred income taxes	(6,936)	(28,664)
(Increase) decrease in assets, net of effect of acquisition:
Merchandise inventories	(277,476)	(337,635)
Trading investment securities	(2,705)	(2,295)
Other current assets	(85,067)	(80,251)
Other assets	435	(323)
Increase (decrease) in liabilities, net of effect of acquisition:
Accounts payable	76,197	135,506
Accrued expenses and other current liabilities	26,301	19,976
Merchandise credit and gift card liabilities	9,512	11,871
Income taxes payable	(61,384)	(56,142)
Deferred rent and other liabilities	20,847	22,004

Net cash provided by operating activities	239,937	217,715

Cash Flows from Investing Activities:

Purchase of held-to-maturity investment securities	—	(124,125)
Redemption of held-to-maturity investment securities	366,232	212,586
Purchase of available-for-sale investment securities	(841,805)	(824,830)
Redemption of available-for-sale investment securities	1,167,480	783,815
Capital expenditures	(257,054)	(235,187)
Payment for acquisition, net of cash acquired	(85,893)	—

Net cash provided by (used in) investing activities	348,960	(187,741)

Cash Flows from Financing Activities:

Proceeds from exercise of stock options	15,741	23,701
Excess tax benefit from stock-based compensation	4,109	6,607
Repurchase of common stock, including fees	(631,695)	(988)
Payment of deferred purchase price for acquisition	—	(6,667)

Net cash (used in) provided by financing activities	(611,845)	22,653

Net (decrease) increase in cash and cash equivalents	(22,948)	52,627

Cash and cash equivalents:
Beginning of period	213,381	247,697
End of period	$190,433	$300,324